UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2015

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other	(Commission File Number)	(I.R.S. Employer Identification
jurisdiction of		No.)
incorporation or
organization)

2701 KENT AVENUE
WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2015, the Compensation Committee of the Board of Directors of Bioanalytical Systems, Inc. (the "Company") recommended, and the Board of the Directors of the Company approved, entry into retention and severance agreements (the "Agreements") with certain key executives of the Company and its subsidiaries, including with Dr. James Bourdage, the Company’s Vice President of Bioanalytical Services. In accordance with such approval, the Company and Dr. Bourdage entered into his Agreement on November 13, 2015.

The term of each Agreement extends through December 31, 2017, subject to automatic renewals for successive one-year terms unless either party thereto gives the other written notice of their intent to terminate such Agreement at least 30 days before the end of the then current term.

Under the Agreements, if the executive’s employment is terminated other than for "Good Cause" or due to the executive’s "Disability" (each as defined in the Agreements), including within twenty-four months following a "Change in Control" (as defined in the Agreements), if he or she resigns for "Good Reason" (as defined in the Agreements) within twenty-four months following a Change in Control, or if the Company gives notice of its intention not to renew the relevant Agreement, then the Company shall (a) pay such executive accrued pay and benefits earned through the date of his or her termination of employment, subject to the terms and conditions of such benefits; and (b) pay such executive, as compensation for loss of office, six months base salary at his or her then current salary in equal bi-weekly installments over the six-month period following the date of termination.

In addition, with respect to triggering terminations or resignations following a Change in Control, (a) all outstanding unvested Company options, restricted stock or stock units held by the executive as of the termination that would have vested in accordance with their terms prior to the first anniversary of the termination would immediately vest, with any such options remaining exercisable for a period of 30 days thereafter and (b) the executive would be entitled to receive, at the time when a payout with respect to any performance shares held by the executive as of the termination would otherwise have been made, a pro-rata portion of the number of such performance shares that would have been earned by the executive in accordance with the terms thereof had the executive remained employed on the date required to earn such shares.

As a condition of receiving the payments and benefits under the Agreements, the relevant executive will be required to execute a general release of claims against the Company. The Agreements also prohibit the executives from engaging in competitive solicitations of customers, certain potential customers or employees of the Company during its term and for a six-month period following termination of employment. The foregoing summary of the Agreements does not purport to be complete and is qualified in its entirety by reference to the Agreements.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits:

10.1	Form of Bioanalytical Systems, Inc. Retention and Severance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: November 19, 2015	By:	/s/ Jeffrey Potrzebowski
Jeffrey Potrzebowski
Chief Financial Officer,
Vice President of Finance

[Exhibit Index

Exhibit No.	Description

10.1	Form of Bioanalytical Systems, Inc. Retention and Severance Agreement.